Exhibit 10.3

Execution Copy

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) is made and entered into as of April 15, 2003 by and among Euramax International, Inc., a Delaware corporation (“Euramax” and together with all of the direct and indirect subsidiaries of Euramax, the “Euramax Group”), and CVC Management LLC, a Delaware limited liability company (“Advisor”).

WHEREAS, pursuant to the Stock Purchase Agreement, dated the date hereof, by and among Euramax, Citigroup Venture Capital Equity Partners, L.P., CVC Executive Fund LLC and CVC/SSB Employee Fund, L.P. (collectively, the “Fund”), and the stockholders of Euramax named therein (the “Purchase Agreement”), the Fund will purchase at the Closing (as defined in the Purchase Agreement) shares of Euramax’s common stock from certain stockholders of the Company on the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, Advisor is an affiliate of the Fund and an indirect wholly-owned subsidiary of Citigroup Inc.;

WHEREAS, Euramax, on behalf of the Euramax Group, desires to retain Advisor and Advisor desires to perform for Euramax and/or the Euramax Group certain services;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and intending to be legally bound hereby, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, effective as of the Closing (the “Effective Time”) and without any further action required by any party hereto, hereby agree as follows:

1.                                       Term.  This Agreement shall be in effect for an initial term of ten (10) years commencing at the Effective Time (the “Term”), and shall be automatically extended thereafter on a year to year basis unless Euramax or Advisor provides written notice of its desire to terminate this Agreement to the other party 90 days prior to the expiration of the Term or any extension thereof; provided, however, that this Agreement shall automatically terminate upon the closing of any transaction that constitutes a “Change of Control” or a “Public Offering” (as each such term is defined in the Company’s 2003 Equity Compensation Plan) of the Company.

2.                                       Services. Advisor shall perform or cause to be performed such services for the Euramax and/or members of the Euramax Group as directed by Euramax’s board of directors, which may include, without limitation, the following:

(a)                                  identification, support and analysis of acquisitions and dispositions by Euramax or its subsidiaries;

(b)                                 support and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(c)                                  finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

(d)                                 human resource functions, including searching and hiring of executives; and

(e)                                  other services for Euramax or its subsidiaries upon which Euramax’s board of directors and Advisor agree.

Notwithstanding any provision in this Agreement to the contrary, each of the parties hereto acknowledges and agrees that there are no minimum levels of services required to be provided to the Euramax Group pursuant to this Agreement.

3.                                       Advisory Fee.

(a)                                  Subject to the terms and conditions herein, payment for services rendered by Advisor and/or its affiliates pursuant to this Agreement will equal the greater of (i) $600,000 per annum and (ii) One percent (1%) of annual Consolidated EBITDA (as defined below).  All fees described in this Section 3(a) shall be payable to Advisor or its designee on a quarterly basis in advance (based upon the parties’ estimate of the amount of fees and expenses that shall become due and payable for such quarter) commencing as of the Effective Time with respect to the first quarter of the current fiscal year (all such management fees, being “Advance Management Fees”).  Within ninety days after the end of each fiscal year of Euramax (commencing with the current fiscal year of Euramax), the Euramax Group will pay to Advisor an amount equal the greater of (A) $600,000 and (B) One percent (1%) of Consolidated EBITDA for such fiscal year as reflected in the audited consolidated financial statements of Euramax for such year less the aggregate of all Advance Management Fees paid to Advisor with respect to such fiscal year (the “Management Fees”); provided, that in no event shall Advisor be required to return any portion of the Advance Management Fees.  The Management Fees pursuant to this Section 3(a) for the fiscal year ended December 26, 2003 shall be calculated for the period beginning on December 28, 2002 and ending on the last day of such fiscal year.  For purposes hereof, the term “Consolidated EBITDA” means for Euramax and its subsidiaries, operating income, plus depreciation, amortization, any non-cash charges relating to write-downs of impaired assets or any other non-recurring charges and, to the extent deducted in determining operating income, any fees and expenses incurred pursuant to this Agreement.

(b)                                 Transaction Fees.  The Euramax Group hereby agrees to pay to Advisor or its designee on the Closing Date (as defined in the Purchase Agreement) upon the consummation of the transactions contemplated by the Purchase Agreement a fee for services rendered in connection with the structuring of and assistance with the transactions contemplated by the Purchase Agreement and certain other management services in the amount of One Million Dollars ($1,000,000.00), plus reasonable out-of-pocket expenses.  Such fees shall be payable to Advisor or its designees by wire transfer to an account designated in writing by the Advisor.  In addition, during the term of this Agreement, the Euramax Group shall pay to Advisor or its designees a transaction fee in connection with the consummation of each acquisition, divestiture or financing (including any refinancing) by Euramax or any of its subsidiaries in an amount equal to One (1%) of the value of such transaction, plus reasonable out-of-pocket expenses;

provided, however, that no such transaction fee shall be payable in connection with transactions that are acquisitions, divestitures or financings (including any refinancings) between or among the Company and one or more of its subsidiaries or between or among subsidiaries.

(c)                                  Collection of Fee.  Subject to the limitation described in Section 3(e) below, the decision whether to collect any fee contemplated by this Agreement (an “Advisory Fee”) in a given period shall be in the Advisor’s sole discretion.  The Advisor’s decision not to collect or to defer an Advisory Fee in any given year shall not be construed to be a waiver of the Advisor’s right to collect a deferred Advisory Fee or an Advisory Fee in any future period.

(d)                                 Euramax hereby agrees to pay the reasonable out-of-pocket expenses of Advisor and its affiliates incurred in connection with the performance of the services contemplated by this Agreement.

(e)                                  Restrictions.  Notwithstanding any other provision of this Section 3, the Euramax Group shall not be required to pay any of the Management Fees contemplated by Section 3(a), if and to the extent such payment is expressly prohibited by the provisions of (i) the Indenture dated as of September 25, 1996, as supplemented by the Amended and Restated Supplemental Indenture, dated as of December 14, 1999, by and among Euramax International Limited, certain other subsidiaries of Euramax named therein and Chase Manhattan Bank as Trustee or (ii) the Second Amended and Restated Credit Agreement, dated as of March 15, 2002, among the Company, certain subsidiaries of the Company named therein, the Lenders named therein and BNP Paribas as Agent, as the same may be amended, modified or supplemented, from time to time (the “Facility Agreements”), or any other credit, financing or other agreements or instruments binding upon the Euramax Group or their properties; provided, however, that if, as a result of the operation of any such prohibitions, payments otherwise owed hereunder are not made, such payments shall not be cancelled but rather shall accrue, and shall be payable by the Euramax group promptly when, and to the extent that, the Euramax Group is no longer prohibited from making such payments, together with accrued interest calculated at the Base Rate of interest then charged under the foregoing Second Amended and Restated Credit Agreement from the date such payment was due through the date of payment.  No amendment to this Agreement which results or could reasonably be expected to result in the incurrence of any additional liabilities by the Company hereunder shall be effective without the affirmative consent of the independent members of the board of directors of the Company.  This Section 3(e) will not prohibit nor restrict, in any manner, the Euramax Group’s obligation to make the payments specified in Section 3(a) or Section 3(b), to make reimbursements pursuant to Section 3(d), to provide indemnification pursuant to Section 6, or to make any other payments contemplated by this Agreement.

4.                                       Personnel.  Advisor shall provide and devote to the performance of this Agreement such partners, employees and agents of Advisor as Advisor shall deem appropriate to the furnishing of the services required.

5.                                       Liability.  Neither Advisor nor any other Indemnitee (as defined in Section 6 below) shall be liable to Euramax or any of its subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of an Indemnitee acting within the scope of such person’s employment or authority. Advisor makes no representations or warranties, express or implied, in respect of the services to be provided by Advisor or any of the other Indemnitees.  Except as Advisor may otherwise agree in writing after the date hereof:  (i) Advisor shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly:  (A) engage in the same or similar business activities or lines of business as Euramax or any of its subsidiaries, including those competing with Euramax or any of its subsidiaries and (B) do business with any client or customer of Euramax or any of its subsidiaries; (ii) neither Advisor nor any officer, director, employee, partner, affiliate or associated entity thereof shall be liable to Euramax or any of its subsidiaries or affiliates for breach of any duty (contractual or otherwise) by reason of any such activities of or of such person’s participation therein; and (iii) in the event that Advisor acquires knowledge of a potential transaction or matter that may be a corporate opportunity for Euramax or any of its subsidiaries, on the one hand, and Advisor, on the other hand, or any other person, Advisor shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to Euramax or any of its subsidiaries and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Euramax Group or any of their affiliates for breach of any duty (contractual or otherwise) by reasons of the fact that Advisor directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Euramax Group.  In no event will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than the Claims (as defined in Section 6 below) relating to the service to be provided by Advisor hereunder.

6.                                       Indemnity.  Each of Euramax and its subsidiaries shall defend, indemnify and hold harmless each of Advisor, its affiliates, members, partners, employees and agents (collectively, the “Indemnitees”) from and against any and all loss, liability, damage or expenses arising from any claim by any person with respect to, or in any way related to, the performance of services contemplated by this Agreement (including attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of any of the Indemnitees, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee.  Each of Euramax and its subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against Euramax, any of its subsidiaries or any of the Indemnitees or in which any of the Indemnitees may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by any of the Indemnitees, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee, then Advisor shall reimburse Euramax and its subsidiaries for the costs of defense and other costs incurred by Euramax and its subsidiaries to the extent due to such gross negligence, bad faith or willful misconduct.

7.                                       Notices.  All notices hereunder shall be in writing and shall be delivered personally or mailed by United States mail, postage prepaid, addressed to the parties as follows:

To Euramax or the Euramax Group:

Euramax International, Inc.

5445 Triangle Parkway, Suite 350

Norcross, Georgia 30092

Attention:  Chief Executive Officer

Facsimile:  770.263.8031

To Advisor:

CVC Management LLC

399 Park Avenue, 14th Floor

New York, NY 10043

Attention:  Joseph M. Silvestri

Facsimile:  212.888.2940

8.                                       Assignment.  Neither Euramax nor any member of the Euramax Group may assign any obligations hereunder to any other party without the prior written consent of Advisor (which consent shall not be unreasonably withheld), and Advisor may not assign any Advisor obligations hereunder to any other party without the prior written consent of Euramax (which consent shall not be unreasonably withheld); provided, that Advisor may, without consent of Euramax, assign its rights and obligations under this Agreement to any Permitted Transferee (as such term is defined in the Securities Holders Agreement, dated the date hereof, by and among Euramax and the stockholders of Euramax named therein) of the Fund.

9.                                       Successors.  This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

10.                                 Counterparts.  This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

11.                                 Entire Agreement; Modification; Governing Law.  The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein.  No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party.  All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

12.                                 Effective Time.  This Agreement shall be effective as of the Effective Time without further action required on the part of any party hereto.  If the Closing does not occur and the Purchase Agreement is terminated, this Agreement shall have no force or effect and shall be deemed void ab initio.

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IN WITNESS WHEREOF, the parties have executed this Advisory Agreement as of the date first written above.

EURAMAX INTERNATIONAL, INC.

By:
Name:
Title:

CVC MANAGEMENT LLC

By:
Name:
Title: